US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

Exhibit 21

Subsidiaries of the Registrant

(All are Delaware entities unless otherwise indicated)

US Oncology, Inc.
AccessMed Holdings, LLC
AccessMed, LLC (3)
US Oncology Corporate, Inc.
AOR Real Estate, LLC
RMCC Cancer Center, LLC
AOR Management Company of Indiana, LLC
AOR Holding Company of Indiana, LLC
AOR of Indiana Management Partnership (2)
AOR Management Company of Missouri, LLC
AOR Management Company of Arizona, LLC
AOR Management Company of Oklahoma, LLC
AOR Management Company of Pennsylvania, LLC
AOR Management Company of Virginia, LLC
AOR of Texas Management, LLC
AORT Holding Company, Inc.
AOR Synthetic Real Estate, LLC
Physician Reliance Network, LLC
US Oncology Research, LLC (1)
Physician Reliance, LLC
Iowa Pharmaceutical Services, LLC
New Mexico Pharmaceutical Services, LLC
North Carolina Pharmaceutical Services, LLC
SelectPlus Oncology, LLC
Nebraska Pharmaceutical Services, LLC
US Oncology Pharmaceutical Services, LLC
East Indy CC, LLC (2)
Greenville Radiation Care, Inc.
St. Louis Pharmaceutical Services, LLC
Texas Pharmaceutical Services, LLC
TOPS Pharmacy Services, Inc. (1)
Cancer Treatment Associates of Northeast Missouri, Ltd. (1)
Southeast Texas Cancer Centers, LP (1)
AOR Real Estate of Greenville, LP
KCCC JV, LLC
Oregon Cancer Center, Ltd. (1)
Colorado Cancer Centers, L.L.C. (4)
The Carroll County Cancer Center, LP (1)
US Oncology Specialty, LP
Oncology Rx Care Advantage, LP
US Oncology Integrated Solutions, LP
Oncology Today, LP
US Oncology Reimbursement Solutions, LLC
The Oncology Portal, LLC
Unity Oncology, LLC
CCCN NW Building JV, LLC
Innovent Oncology, LLC
NexCura, LLC
US Oncology Clinical Development, LLC
US Oncology Lab Services, LLC
WFCC Radiation Management Company, LLC (1)

(1)	Organized in the State of Texas

(2)	Organized in the State of Indiana

(3)	Organized in the State of Kansas

(4)	Organized in the State of Colorado